Exhibit 10.5

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into by and between Allen J. Campbell (“Executive”) and Cooper-Standard Automotive Inc. (the “Company”) as of January 26, 2015. Executive and the Company will be referred to collectively herein as the “Parties”.

WHEREAS, the Parties have entered into an Employment Agreement dated as of January 1, 2009 and an Amendment to Employment Agreement dated as of January 1, 2011 (together, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to reflect certain understandings relating to Executive’s new position as Executive Vice President, Chief Infrastructure Officer, effective March 2, 2015;

THEREFORE, the Parties agree as follows:

1.	Effective as of March 2, 2015, the following changes shall be made to the Agreement:
a.Section 2.a. of the Agreement shall be amended and restated in its entirety to read as follows:
During the Employment Term, beginning March 2, 2015, Executive shall serve as the Company’s Executive Vice President, Chief Infrastructure Officer. In such position, Executive will relocate to Asia and shall have such duties and authority as is customarily associated with such positions at other companies similar to the Company and shall have such duties, consistent with Executive’s position, as may be assigned from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”).

b.Section 3 of the Agreement shall be amended and restated in its entirety to read as follows.
During the Employment Term, beginning March 2, 2015, the Company shall pay Executive a base salary at the annual rate of $558,000, payable in regular installments in accordance with the Company’s usual payroll practices (the “Base Salary”). Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the compensation committee of the Board, based upon the recommendation of the CEO. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

c.Section 7(c)(ii)(A) of the Agreement shall be amended and restated in its entirety to read as follows:
“Good Reason” shall mean any of: (i) a substantial diminution in Executive’s position or duties; adverse change in reporting lines; or assignment of duties materially inconsistent with Executive’s position; (ii) any reduction in Executive’s Base Salary or Annual Bonus opportunity; (iii) any reduction in Executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay Executive any compensation or benefits when due hereunder; (v) relocation of Executive’s principal place of work outside of Asia or 50 mile radius of the Company’s headquarters in the United States; or (iii) any material breach by the Company of the terms of the Agreement; provided that none of the events described in this Section 7(c)(ii)(A) shall constitute Good Reason unless the Company fails to cure such event within 10 calendar days after receipt from Executive of written notice of the event which constitutes Good Reason. Executive acknowledges that no action of the Company prior to and including the execution of this Second Amendment constitutes Good Reason under the Agreement and waives, releases and holds the Company harmless against any claim by him to the contrary.
d.Section 7(c)(iii)(B) of the Agreement shall be amended and restated in its entirety to read as follows:
Termination Following a Change of Control. If such termination of employment occurs following a Change of Control, the Accrued Rights, but without further payments or benefits hereunder, however, Executive shall be entitled (albeit without duplication of amounts payable in respect of the Accrued Rights) to be covered by the Company’s Change of Control Severance Pay Plan, substantially in the form of Exhibit B (the “Change of Control Severance Plan”), provided however that (a) Executive shall not be entitled to receive, and hereby waives any and all rights to receive, any Gross Up Payments as defined in Section 7(a) of the Change of Control Severance Plan, and (b) if any Payment (as defined in Section 7(a) of the Change of Control Severance Plan) would, but for this paragraph, be subject to the Excise Tax (as defined in Section 7(a) of the Change of Control Severance Plan), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to

Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the full imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by Executive on a net after-tax basis is greater than what would be received by Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. The Accounting Firm (as defined in Section 7(b) of the Change of Control Severance Plan) shall make all determinations required to be made under this Section 7(c)(iii)(B). The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

2.	In all other respects, the Agreement shall remain unchanged.

3.	This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first written above.
Cooper-Standard Automotive Inc.            EXECUTIVE
By:    _/s/ Larry E. Ott______________            _/s/ Allen Campbell___________
Larry E. Ott                    Allen J. Campbell
Senior Vice President, Chief
Human Resources Officer